Exhibit 99.1

Regional Management Corp. Announces Increase in Size and Pricing of Secondary Offering

Greenville, South Carolina – September 19, 2013 – Regional Management Corp. (NYSE: RM), a diversified specialty consumer finance company, announced today that Palladium Equity Partners III, L.P. and Parallel 2005 Equity Fund, LP, both existing stockholders of the Company and affiliates of Palladium Equity Partners and Parallel Investment Partners, have increased the size of the previously announced underwritten public offering of 2,900,000 shares of the Company’s common stock to 3,480,000 shares and priced the offering at $27.50 per share. Regional Management will not receive any proceeds from the offering, and the total number of shares of its outstanding common stock will not change as a result of the offering. The closing of the offering is expected to occur on September 25, 2013, subject to satisfaction of customary closing conditions.

Stephens Inc., Keefe, Bruyette & Woods, Inc., BMO Capital Markets Corp. and JMP Securities LLC are serving as joint book-running managers for the offering, and FBR Capital Markets & Co. is serving as the co-manager. The selling stockholders have granted the underwriters an option for 30 days to purchase up to an additional 522,000 shares of common stock.

A shelf registration statement (including a prospectus and preliminary prospectus supplement) relating to the offering of the shares of common stock has previously been filed with the Securities and Exchange Commission and has become effective. Before investing, you should read the prospectus, the preliminary prospectus supplement and other documents filed by the Company with the Securities and Exchange Commission for information about the Company and the offering. Copies of the prospectus and related preliminary prospectus supplement may be obtained by contacting any of the joint book-running managers or the co-manager at:

Stephens Inc. Attention: Syndicate 111 Center Street Little Rock, AR 72201 Toll Free (800) 643-9691	Keefe, Bruyette & Woods, Inc. Equity Capital Markets 787 Seventh Avenue, 4th Floor New York, NY 10019 Toll Free: (800) 966-1559

BMO Capital Markets Corp. Attention: Equity Syndicate Department 3 Times Square New York, NY 10036 Telephone: (800) 414-3627 Email: bmoprospectus@bmo.com	JMP Securities LLC Attn: Prospectus Department 600 Montgomery Street, 10th Floor San Francisco, CA 94111 Telephone: 1-415-835-8985

FBR Capital Markets & Co. Attention: Syndicate Prospectus Department 1001 Nineteenth Street North Arlington, VA 22209 Telephone: 703-312-9500 Email: prospectuses@fbr.com

You may also obtain these documents free of charge by visiting the Securities and Exchange Commission’s website at www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About Regional Management Corp.

Regional Management Corp. (NYSE: RM) is a diversified specialty consumer finance company providing a broad array of loan products primarily to customers with limited access to consumer credit from banks, thrifts, credit card companies, and other traditional lenders. Regional Management began operations in 1987 with four branches in South Carolina and has since expanded its branch network across South Carolina, Texas, North Carolina, Tennessee, Alabama, Oklahoma, New Mexico, and Georgia. Each of its loan products is structured on a fixed rate, fixed term basis with fully amortizing equal monthly installment payments and is repayable at any time without penalty. Regional Management’s loans are sourced through its multiple channel platform, including in its branches, through direct mail campaigns, independent and franchise automobile dealerships, online credit application networks, furniture and appliance retailers, and its consumer website.

Contacts:

Investor Relations

Garrett Edson, (203) 682-8331

Media Relations

Kim Paone, (646) 277-1216